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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ProPetro Holding Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ProPetro Holding Corp.
1706 S. Midkiff, Bldg. B
Midland, Texas 79701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 15, 2018

Dear Stockholders:

        We cordially invite you to attend our 2018 annual meeting of stockholders. The meeting will be held June 15, 2018 at 9:00 a.m. (Central time), at The Petroleum Museum of Midland, 1500 W. Interstate 20, Midland, Texas 79701. At the meeting we will ask stockholders to:

  1.
  Elect the nine directors named in the proxy statement to the Board of Directors;

  2.
  Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

  3.
  Transact any other business as may properly come before the meeting.

        Stockholders who owned our common stock at the close of business on April 20, 2018 are entitled to notice of, and to vote at, the annual meeting, or any continuation, postponement or adjournment thereof. A stockholders' list will be available at our offices at 1706 S. Midkiff, Bldg. B, Midland, Texas 79701 for a period of ten days prior to the meeting. We hope that you will be able to attend the meeting in person.

        Your vote is important. Whether or not you plan to attend the meeting in person, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed return envelope. The prompt return of proxies will ensure a quorum and save us the expense of further solicitation.

        We look forward to seeing you at the meeting.

By order of the Board of Directors,

Mark Howell
 General Counsel and Corporate Secretary

April 26, 2018

YOUR VOTE IS IMPORTANT

Your vote is important. We urge you to review the accompanying Proxy Statement carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

ProPetro Holding Corp.
1706 S. Midkiff, Bldg. B
Midland, Texas 79701

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

        Our Board of Directors is soliciting proxies for the 2018 annual meeting of stockholders to be held on June 15, 2018 at 9:00 a.m. (Central Time), at The Petroleum Museum of Midland at 1500 W. Interstate 20, Midland, Texas 79701, and at any continuations, adjournments or postponements of the meeting. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

        We will pay the costs of soliciting proxies from stockholders. Our directors, officers and regular employees may solicit proxies on behalf of us, without additional compensation, personally or by telephone. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.

        This proxy statement and our annual report on Form 10-K to stockholders for the year ended December 31, 2017 will be released on or about April 30, 2018 to our stockholders on the record date.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON FRIDAY, JUNE 15, 2018

        This proxy statement and our 2017 Annual Report to stockholders are available at http://www.viewproxy.com/propetro/2018. Stockholders may receive directions to attend the meeting in person by calling our Director of Investor Relations at 432-688-0012.

QUESTIONS AND ANSWERS

Q:
Who can attend and vote at the meeting?

A:
The Board of Directors set April 20, 2018 as the record date for the meeting. You can attend and vote at the meeting if you were a common stockholder at the close of business on the record date, April 20, 2018, or if you are a holder of a valid proxy for the meeting. If you would like to attend the meeting, you must call our Director of Investor Relations at 432-688-0012 no later than 5:00 p.m. Central Time on June 13, 2018 to have your name placed on the attendance list. In order to be admitted into the meeting, your name must appear on the attendance list and you must present government-issued photo identification (such as a driver's license). If your bank or broker holds your shares in street name, you will also be required to present proof of beneficial ownership of our common stock on the record date, such as the Internet Notice you received from your bank or broker, or a bank or brokerage statement or a letter from your bank or broker showing that you owned shares of our common stock at the close of business on the record date. On April 20, 2018, there were 83,412,189 shares of our common stock outstanding and entitled to vote at the meeting.

Q:
What proposals will be voted on at the meeting?

A:
Two proposals are scheduled to be voted upon at the meeting:

•
To elect the nine directors named in this proxy statement as members of the Board of Directors to serve until our 2019 annual meeting of stockholders; and

•
To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Q:
Why did I receive a Notice of Internet Availability of Proxy Materials?

A:
As permitted by SEC rules, we are making this proxy statement and our 2017 annual report to stockholders available electronically via the Internet. On or about April 30, 2018, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the "Internet Notice") containing instructions on how to access this proxy statement and our 2017 annual report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2017 annual report. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice.

Q:
How do I cast my vote?

A:
We recommend that stockholders vote by proxy even if they plan to attend the Annual Meeting and vote in person. If you are a stockholder of record, there are three ways to vote by proxy:

•
by Telephone—You can vote by telephone by calling 1-866-804-9616 and following the instructions on the proxy card; or

•
by Internet—You can vote over the Internet at www.AALVote.com/PUMP by following the instructions on the Internet Notice or proxy card; or

•
by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.

  Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on June 14, 2018.

  In the event that you submit a proxy but do not indicate any voting instructions, your shares will be voted as recommended by the Board of Directors on all matters, and in the discretion of the proxy holders as to any other matters that may properly come before the meeting or any continuation, postponement or adjournment of the meeting. We do not know of any other business to be considered at the meeting other than the proposals noted herein.

  If your shares are registered in the name of a broker, bank or other nominee (typically referred to as being held in "street name"), you will receive instructions from your broker, bank or other nominee that must be followed in order for your broker, bank or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your broker, bank or other nominee, please complete and return the voting instruction card in the addressed, postage paid envelope provided by your broker, bank or other nominee.

  In the event you do not provide instructions on how to vote, your broker may have authority to vote your shares. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of the appointment of independent auditors, but not the election of directors.

  Your vote is especially important.    If your shares are held by a broker, your broker cannot vote your shares for the election of directors unless you provide voting instructions. Therefore, please instruct your broker regarding how to vote your shares on this matter promptly. See "Vote Required" following each proposal for further information.

  If you hold shares through a broker, bank or other nominee and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot at the meeting.

Q:
Can I revoke or change my proxy?

A:
Yes. You may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to our Secretary at our principal executive offices before the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person, although attendance at the meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a broker, bank or other nominee, you must contact that nominee to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the meeting if you obtain a legal proxy as described above.

Q:
How does the Board recommend I vote on the proposals?

A:
The Board recommends you vote "FOR" each of the nine nominees named in this proxy statement to our Board of Directors and "FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Q:
Who will count the vote?

A:
The inspector of election will count the vote. Alliance Advisors will act as the inspector of election.

Q:
What is a "quorum?"

A:
A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the record date, present in person or represented by proxy. Your shares will be counted for purposes of determining if there is a quorum if you are present and vote in person at the meeting; or have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction card by mail. Votes withheld, abstentions and broker non-votes (discussed below) are counted as present and entitled to vote for purposes of determining a quorum.

Q:
What happens if there is not a quorum at the meeting?

A:
Pursuant to our bylaws, the meeting may be adjourned by a majority of the shares represented at the meeting to reconvene at the same or some other place. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjournment shall be given to each stockholder of record entitled to vote at the meeting. If the adjournment is for less than 30 days, no additional notice will be delivered.

Q:
What is an abstention and how will votes withheld and abstentions be treated?

A:
A "vote withheld," in the case of the proposal regarding the election of directors, or an "abstention," in the case of the proposal regarding the ratification of the appointment of our independent registered public accounting firm, represents a stockholder's affirmative choice to decline to vote on a proposal. Votes withheld have no effect on the election of directors and abstentions have the effect of a vote against the ratification of the appointment of our independent registered public accounting firm.

Q:
What are broker non-votes and how will they be treated?

A:
Generally, broker non-votes occur when shares held by a broker in "street name" for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as the election of directors. Broker non-votes will have no effect on the election of directors. We do not expect any broker non-votes in connection with the ratification of our independent registered public accounting firm.

Q:
What vote is required to approve each item?

A:
The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1—Election of Members of the Board of Directors.	The plurality of the votes cast. This means that the nine nominees receiving the highest number of affirmative "FOR" votes will be elected as directors.
Proposal 2—Ratification of appointment of independent registered public accounting firm.	The affirmative "FOR" vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote.
Q:
What does it mean if I get more than one Internet Notice or more than one set of proxy materials?

A:
Your shares are probably registered in more than one account. Please vote all of your shares. To ensure that all of your shares are voted, for each Internet Notice or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

Q:
How many votes can I cast?

A:
On all matters you are entitled to one vote per share of common stock that you held as of the record date.

Q:
Where can I find the voting results of the meeting?

A:
The preliminary voting results will be announced at the meeting. The final results will be published in a current report on Form 8-K to be filed by us with the SEC within four business days of the meeting.

 Proposal 1

ELECTION OF DIRECTORS

        At the Annual Meeting, nine directors are to be elected. All nominees are currently directors. Each director is to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. Directors hold office until their successors have been elected or qualified or until their earlier death, resignation, removal or disqualification. The following table shows information for the directors as of April 20, 2018.

        The nominees have consented to being nominated and have expressed their intention to serve if elected. We believe that the nominees possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for the nominee in their biographies below. We have no reason to believe that the nominees will be unable to serve if elected to office and, to our knowledge, the nominees intend to serve the entire term for which election is sought. In the event any of the nominees should become unable to serve, or for good cause will not serve, as a director, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors or the Board may elect to reduce its size. Only the nominees or substitute nominees designated by the Board will be eligible to stand for election as directors at the meeting.

        We have entered into a stockholders agreement with Energy Capital Partners that provides Energy Capital Partners and its affiliates who hold our shares certain rights to designate nominees for election to our board of directors. Energy Capital Partners currently has the right to designate up to three nominees, however, in order to comply with NYSE requirements that our Board be constituted of a majority of independent directors, it has designated only two nominees, Schuyler E. Coppedge and Peter Labbat, for election to our Board.

Nominees

        All of the current members of the Board of Directors are listed in the following table, and certain information concerning those directors follows the table:

Name	Age	Position with ProPetro Holding Corp.	Director Since
Dale Redman	57	Chief Executive Officer and Director	2005
Spencer D. Armour, III	64	Chairman of the Board of Directors	2013
Steven Beal(1)(2)	59	Director	2017
Anthony Best(1)(2)	68	Director	2018
Pryor Blackwell(2)(3)	57	Director	2017
Schuyler E. Coppedge	44	Director	2013
Alan E. Douglas(1)(3)	59	Director	2017
Peter Labbat	53	Director	2013
Jack B. Moore(1)(3)	64	Director	2017

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Nominating and Corporate Governance Committee.

Dale Redman

        Dale Redman is a co-founder of ProPetro and has been Chief Executive Officer since 2008, and he has been a member of our board of directors since 2005. Mr. Redman has over 33 years of executive and entrepreneurial experience in the energy services industry. He was a co-founder and Chief

Executive Officer of Downhole Injection Systems, LLC, which was sold in 2004. Prior to that, Mr. Redman was President and CEO of Reef Chemical Company from 1993 to 1998. Mr. Redman received a B.B.A. in Finance from Texas Tech University. We believe that Mr. Redman's industry experience and deep knowledge of our business and our customers makes him well suited to serve as Chief Executive Officer and director.

Spencer D. Armour, III

        Spencer D. Armour, III has served as chairman of our board of directors since February 2013. Mr. Armour has over 30 years of executive and entrepreneurial experience in the energy services industry. Mr. Armour has served as President of PT Petroleum LLC in Midland, Texas since 2013. He was the Vice President of Corporate Development for Basic Energy Services, Inc. from 2007 to 2008, which acquired Sledge Drilling Corp., a company Mr. Armour co-founded and served as Chief Executive Officer for from 2005 to 2006. From 1998 through 2005, he served as Executive Vice President of Patterson-UTI Energy, Inc., which acquired Lone Star Mud, Inc., a company Mr. Armour founded and served as President for from 1986 to 1997. He also served on the Patterson-UTI Board of Directors from 1999 through 2001, and he currently serves on the board of Viper Energy Partners, LP. Mr. Armour received a B.S. in Economics from the University of Houston in 1977 and was appointed to the University of Houston System Board of Regents in 2011 by former Texas Governor, Rick Perry. We believe that Mr. Armour's extensive experience in the energy services industry and his deep knowledge of the industry dynamics within the Permian Basin make him well suited to serve as a director.

Steven Beal

        Steven Beal has served as a member of our board of directors since April 2017. Mr. Beal has over 30 years of experience in energy industry and accounting activities. Mr. Beal served as a consultant to Concho Resources Inc. from 2009 to 2013, and, prior to that, served as the President and Chief Operating Officer of Concho Resources Inc. from its formation in 2004 until his retirement in 2009. Previously, Mr. Beal was a director and the Executive Vice President and Chief Financial Officer of Concho Oil & Gas Corp. from its formation until becoming its President and Chief Operating Officer in 2002, a position he held until 2004. Prior to Concho Oil & Gas Corp., Mr. Beal was a director and the Vice President and Chief Financial Officer of Concho Resources Inc., a predecessor company to Concho Resources Inc., from its formation in 1997 until its sale in 2001. From 1988 to 1997, Mr. Beal was employed by Parker & Parsley Petroleum Company in a variety of capacities, including serving as Senior Vice President and Chief Financial Officer. From 1981 to 1988, Mr. Beal was employed by the accounting firm currently known as PricewaterhouseCoopers. Mr. Beal currently serves on the board of directors of Concho Resources Inc. and First Financial Bankshares, Inc. Mr. Beal received a Bachelor of Business Administration in accounting from the University of Texas. We believe that Mr. Beal's extensive knowledge of the energy industry, together with his substantial experience with public company accounting matters make him well suited to serve as a director.

Anthony Best

        Anthony Best has served as a member of our board of directors since January 2018. Mr. Best has over 35 years of experience in the energy industry, and has served as a Senior Advisor for Quantum Energy Partners since August 2015. Prior to joining Quantum, Mr. Best served in various roles with SM Energy Company, commencing in 2006 as its President and Chief Operating Officer, and as its Chief Executive Officer from February 2007 through January 2015. From 2003 to 2005, Mr. Best served as President and Chief Executive Officer of Pure Resources, Inc., a Unocal development and exploration company. From 2000 to 2003, Mr. Best served as an independent consultant offering leadership and oil and gas consultation to energy companies and volunteer organizations, and from

1979 through 2000, Mr. Best served in various roles of increasing responsibilities at Atlantic Richfield Company, culminating in the position of President, ARCO Latin America. Mr. Best holds a Master's of Science in Engineering Management from the University of Alaska, and a Bachelor's of Science in Mechanical Engineering from Texas A&M University. Prior to beginning his business career, Mr. Best served five years as an engineering officer in the United States Air Force. Mr. Best currently serves as a director of ExL Petroleum LP, Middle Fork Energy Partners, and Newpark Resources. We believe that Mr. Best's experience in significant management roles with companies operating in the Permian Basin and his broad experience in the energy industry make him well suited to serve as a director.

Pryor Blackwell

        Pryor Blackwell has served as a member of our board of directors since December 2017. Mr. Blackwell has over 30 years of experience as an entrepreneur and senior executive in the commercial real estate development and investment business. Mr. Blackwell is a partner with Bandera Ventures, a private commercial real estate development and investment firm, which he co-founded in 2003. Prior to founding Bandera Ventures, Mr. Blackwell was employed by Trammell Crow Company for 18 years where he served in numerous leadership capacities, including: President—Development & Investment Group from 2001 to 2003, Chief Operating Officer from 1998 to 2001, Chief Operating Officer—Western Operations from 1997 to 1998, Area President from 1996 to 1997, President/Chief Executive Officer—DFW from 1993 to 1997, President/Chief Executive Officer—Central Office Group from 1991 to 1993, and Partner from 1987 to 1991. Mr. Blackwell was a member of the Trammell Crow Company Executive Committee, Operating Committee, Investment Committee, and served on the Board of Directors from 1993 to 2002. Mr. Blackwell holds a Bachelor of Business Administration degree in Finance from Texas Tech University. We believe that Mr. Blackwell's financial and investment experience provides a diverse perspective from outside the energy industry and makes him well suited to serve as a director.

Schuyler E. Coppedge

        Schuyler E. Coppedge has served as a member of our board of directors since March 2013. Mr. Coppedge is a Partner at Energy Capital Partners where he has worked since 2005. Mr. Coppedge has over 20 years of experience in energy industry finance and investment activities, with a particular emphasis on oil field services, midstream oil and gas and renewable power generation. Prior to joining Energy Capital in 2005, Mr. Coppedge spent over six years at JP Morgan. In addition to ProPetro, Mr. Coppedge currently serves on the boards of CIG Logistics, STEAG-SCR Tech, Terra-Gen, LLC and USD Partners LP and as an observer to NCSG Crane & Heavy Haul Corporation. Mr. Coppedge also served on the board of FirstLight Power Enterprises, Inc. Mr. Coppedge received a B.A. in history from Middlebury College and an M.B.A. in finance from the Wharton School at the University of Pennsylvania. Mr. Coppedge was selected to serve as a director on the board due to his affiliation with Energy Capital Partners and we believe his extensive experience across the finance and energy sectors makes him well suited to serve as a director.

Alan E. Douglas

        Alan E. Douglas has served as a member of our board of directors since March 2017. Mr. Douglas is a shareholder of Johnson, Miller & Co. where he has worked for 25 years. Mr. Douglas is a Certified Public Accountant with over 37 years of experience in accounting and audit activities. Prior to joining Johnson, Miller & Co., Mr. Douglas was a Certified Public Accountant at KPMG for twelve years. Mr. Douglas received a B.B.A. in accounting from Texas Tech University. We believe that Mr. Douglas's extensive accounting and auditing experience make him well suited to serve as a director.

Peter Labbat

        Peter Labbat has served as a member of our board of directors since March 2013. Mr. Labbat has served as a Partner of Energy Capital Partners since 2006. Mr. Labbat has over 27 years of financial and investment experience and specializes in the energy and power sectors. Prior to joining Energy Capital Partners in 2006, Mr. Labbat was a Managing Director at Goldman, Sachs & Co. He currently serves on the boards of ADA Carbon Solutions, LLC, Next Wave Energy Partners, LP, and Summit Midstream Partners, LP. Mr. Labbat has also served on the boards of NextLight Renewable Power, LLC, Odessa Power Holdings, LLC, Ice Energy, Inc., Chieftain Sand and Proppant, LLC and Red Oak Power Holdings, LLC. Mr. Labbat received a B.A. in Economics from Georgetown University and an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Labbat was selected to serve as a director on the board due to his affiliation with Energy Capital Partners and we believe that Mr. Labbat's extensive experience across the finance and energy sectors make him well suited to serve as a director.

Jack B. Moore

        Jack B. Moore has served as a member of our board of directors since March 2017. Mr. Moore served as Chairman of the Board of Cameron International Corporation from 2011 until it was acquired in April 2016. Mr. Moore worked at Cameron International Corporation from 1999 until 2014, serving as Chief Executive Officer from 2008 to 2015 and as President from 2008 to 2014. Prior to that, he held various management positions at Baker Hughes Incorporated, where he was employed for 23 years. Mr. Moore currently serves on the board of directors of Occidental Petroleum Corporation, Rowan Companies plc and KBR Inc. Mr. Moore also previously served on the board of directors of the American Petroleum Institute, the National Ocean Industries Association, and the Petroleum Equipment Suppliers Association. Mr. Moore received a B.B.A. from the University of Houston and is a graduate of the Advanced Management Program at Harvard Business School. We believe that Mr. Moore's wealth of experience in the oilfield service sector, including service as a director and executive officer to various public corporations in the sector make him well suited to serve as a director.

Vote Required

        The proposal regarding the election of directors requires the approval of a plurality of the votes cast. This means that the nine nominees receiving the highest number of affirmative "FOR" votes will be elected as directors. Votes withheld and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

Board Recommendation

        Our Board of Directors recommends a vote "FOR" each of the nine director nominees named above.

 Proposal 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has selected Deloitte & Touche LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2018. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2013. We are asking the stockholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Deloitte & Touche LLP was appointed by the Audit Committee in accordance with its charter.

        In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders' best interests. The Audit Committee has pre-approved all services provided by Deloitte & Touche LLP.

Vote Required

        The approval of the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. As a result, abstentions will have the same effect as votes against this proposal. We do not expect any broker non-votes in connection with this proposal.

Board Recommendation

        The Board recommends that you vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

 CORPORATE GOVERNANCE

Director Independence

        The majority of the members of the Board of Director, at any given time, must qualify as "independent" under NYSE rules.

        Our Board of Directors has undertaken a review of the independence of each of our director nominees and has affirmatively determined that each of Messrs. Beal, Best, Blackwell, Douglas, and Moore are "independent," as defined by the NYSE rules. Under the NYSE rules, a director can be independent only if (a) the director does not trigger a categorical bar to independence and (b) our Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

        Based on information provided by the directors and the director nominees concerning their background, employment and affiliations, our Board of Directors has determined that these directors do not have a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making this determination, our Board of Directors considered the current and prior relationships that each of the directors has with us, and all other facts and circumstances our Board of Directors deemed relevant in determining independence, including any beneficial ownership of our capital stock by each of the directors.

Board Leadership Structure

        Our Board of Directors has adopted our Corporate Governance Guidelines, which is available on our website, www.propetroservices.com in the "Corporate Governance" subsection of the "Investors" section. Our Corporate Governance Guidelines provide that if the Chairman of the Board is a member of management or does not otherwise qualify as independent, the independent directors may elect a lead independent director. In considering whether to appoint a lead independent director, the Board of Directors determined that although Mr. Armour does not qualify as an independent director, primarily as a result of bonus payments he received in connection with assisting the company in the process of its initial public offering, he is a non-employee director that appropriately facilitates communication among directors and management and performs his role as Chairman in a manner independent from management. Accordingly, the Board of Directors has determined that the appointment of a lead independent director is not appropriate for the company at this time. The Board of Directors will continue to evaluate the need for a lead independent director from time to time.

        Our Board of Directors believes that Mr. Armour is best situated to serve as Chairman of the Board due to his familiarity with the oil and gas industry in the Permian Basin, his ability to facilitate communication among directors and management, and his ability to assist the company in identifying strategic priorities and leading the board in the successful execution of the company's long-term development. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the company and the oil and gas industry. Our Board of Directors believes that Mr. Armour's role as the Chairman of the Board facilitates the flow of information and communication between senior management and the Board of Directors, which is essential to effective governance.

        One of the key responsibilities of the Board of Directors is to develop a strategic direction for us and to hold management accountable for the execution of our strategy once it is developed. The Board of Directors believes that its current structure provides an appropriate balance between the development of the company's strategy and independent oversight of management.

Board of Directors and Risk Oversight

        In the normal course of its business, we are exposed to a variety of risks, including market risks relating to changes in commodity prices, interest rates, political risks and credit and investment risk. The Board oversees our strategic direction, and in doing so considers the potential rewards and risks of our business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals. The Audit Committee assists the Board in fulfilling its oversight responsibilities by monitoring the effectiveness of our systems of financial reporting, auditing, internal controls and legal and regulatory compliance. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers and corporate governance. The Compensation Committee assists the Board in fulfilling its oversight responsibilities by overseeing our compensation policies and practices. The Board does not believe that its role in the oversight of our risks affects the Board's leadership structure.

Communicating with our Board of Directors

        Stockholders and other interested parties may communicate by writing to: ProPetro Holding Corp., P.O. Box 873, Midland, Texas 79702. Stockholders may submit their communications to the Board, the independent directors, any committee of the Board or individual directors on a confidential or anonymous basis by sending the communication in a sealed envelope marked "Stockholder Communication with Directors" and clearly identify the intended recipient(s) of the communication.

        Our Secretary will review each communication and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication relates to matters that have been delegated by the Board to a committee or to an executive officer of the Company, then our Secretary may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. The acceptance and forwarding of communications to the members of the Board or an executive officer does not imply or create any fiduciary duty of the Board members or executive officer to the person submitting the communications.

        Information may be submitted confidentially and anonymously, although the Company may be obligated by law to disclose the information or identity of the person providing the information in connection with government or private legal actions and in other circumstances. The Company's policy is not to take any adverse action, and not to tolerate any retaliation, against any person for asking questions or making good faith reports of possible violations of law, our policies or our Code of Ethics & Conduct.

Annual Meeting Attendance

        This is our first annual meeting of stockholders since the completion of our initial public offering. Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage directors to attend.

Compensation Committee Interlocks and Insider Participation

        During the fiscal year ended December 31, 2017, Messrs. Armour, Moore and Douglas served as members of the Compensation Committee. No executive officer of the Company served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Board and Committee Activity, Structure and Compensation

        Our Board of Directors is governed by our certificate of incorporation, bylaws, stockholders agreement, charters of the standing committees of the Board of Directors and the laws of the State of Delaware.

        On March 22, 2017, we entered into a stockholders agreement with Energy Capital Partners that provides Energy Capital Partners and its affiliates who hold our shares certain rights to designate nominees for election to our board of directors. The stockholders agreement provides that, subject to compliance with applicable law and stock exchange rules, for so long as Energy Capital Partners and its affiliates beneficially own at least 30% of our common stock then outstanding, it shall be entitled to designate a number of directors equal to one fewer than a majority of the directors; for so long as Energy Capital Partners and its affiliates beneficially own at least 20% of our common stock then outstanding, it shall be entitled to designate the greater of three directors and 25% of the total number of directors (rounded up to the next whole number); and for so long as Energy Capital Partners and its affiliates beneficially own at least 10% of our common stock then outstanding, it shall be entitled to designate the greater of two directors and 15% of the total number of directors (rounded up to the next whole number); and for so long as Energy Capital Partners and its affiliates beneficially own at least 5% of our common stock then outstanding, it shall be entitled to designate one director. Additionally, for as long as Energy Capital Partners and its affiliates hold at least 10% of our outstanding common stock, any directors designated by Energy Capital Partners will have certain information and access rights to our management, including the right to receive our annual budget, business plan and financial forecasts.

        During 2017, our Board of Directors held three meetings. All directors attended 100% of the total meetings of the Board and the committees on which they served. There are currently three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Members serve on these committees until their resignation or until as otherwise determined by our Board of Directors. The composition of the Board committees comply with the applicable rules of the NYSE and applicable law. Our Board of Directors has adopted a written charter for each of the standing committees, which can be found in the "Corporate Governance" subsection of the "Investors" section of our website at www.propetroservices.com.

        In addition to the above governing documents, our Code of Ethics & Conduct that applies to all of our employees, as well as each member of the Board, can also be found in the "Corporate Governance" subsection of the "Investors" section of our website at www.propetroservices.com. The composition and responsibilities of each of the standing committees of our Board of Directors are as follows:

        Audit Committee.    Our Audit Committee is comprised solely of "independent" directors, as defined under and required by Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the NYSE rules. Our Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of our independent registered public accounting firm. The oversight of our independent public accounting firm includes reviewing the plans and results of the audit engagement with the firm, approving any additional professional services provided by the firm and reviewing the independence of the firm. Commencing with our first report on internal controls over financial reporting, the Committee will be responsible for discussing the effectiveness of the internal controls over financial reporting with our independent registered public accounting firm and relevant financial management. During the year ended December 31, 2017, the members of this Committee were Mr. Beal, Mr. Douglas and Mr. Moore. In addition, Mr. Best was appointed to the Committee upon joining the Board in January 2018. Mr. Beal serves as committee chair. Our Board of Directors has determined that each of Mr. Beal and Mr. Moore qualify as an

"audit committee financial expert," as defined by the rules under the Exchange Act. The Audit Committee held three meetings in 2017.

        Nominating and Corporate Governance Committee.    Our Nominating and Corporate Governance Committee consists solely of "independent" directors, as defined under and required by NYSE rules. The Nominating and Corporate Governance Committee is responsible for, among other things, identifying individuals qualified to become Board members; selecting or recommending to the Board of Directors director-nominees for each election of directors; developing and recommending to the Board of Directors criteria for selecting qualified director candidates; considering committee member qualifications, appointments and removals; recommending corporate governance principles, codes of conduct and compliance mechanisms; providing oversight in the evaluation of the Board of Directors and each committee; and developing an appropriate succession plan for our chief executive officer pursuant to our Corporate Governance Guidelines. Our Nominating and Corporate Governance Committee does not have a specific policy with regard to the consideration of director candidates recommended by stockholders as the committee would expect to evaluate any such recommended candidate in light of the Board of Directors' needs at the time of such recommendation and the qualifications of the candidate. During the year ended December 31, 2017, the members of this committee were Messrs. Coppedge, Douglas and Moore, with Mr. Moore serving as committee chair. In January 2018, the Board appointed Mr. Blackwell to the Committee in substitution for Mr. Coppedge in order to comply with the NYSE rules requiring a fully independent Nominating & Corporate Governance Committee within one year of our initial public offering. The Nominating and Corporate Governance Committee held three meetings in 2017.

        Compensation Committee.    Our Compensation Committee consists solely "independent" directors, as defined under and required by the NYSE rules and "non-employee directors" under Section 16 of the Exchange Act. The Compensation Committee is responsible for, among other things, overseeing the discharge of the responsibilities of the Board relating to compensation of the Company's officers and directors. In carrying out these responsibilities, the Compensation Committee reviews all components of executive compensation for consistency with our compensation philosophy and with the interests of our stockholders. During the year ended December 31, 2017, the members of this Committee were Messrs. Armour, Moore and Douglas, with Mr. Armour serving as committee chair. In January 2018, the Board appointed Messrs. Blackwell, Beal and Best to the Compensation Committee in replacement of the existing members in order to better balance the number of committee assignments for each of the Board's independent directors, with Mr. Blackwell serving as chair. The Compensation Committee held four meetings in 2017.

Role of the Board, Compensation Committee and our Executive Officers

        Executive compensation decisions are typically made on an annual basis by the Compensation Committee with input from our Chief Executive Officer. Specifically, after reviewing relevant market data and surveys within our industry, our CEO typically provides recommendations to the Compensation Committee regarding the compensation levels for our existing named executive officers and our executive compensation program as a whole. Our CEO attends all Compensation Committee meetings. After considering these recommendations, the Compensation Committee typically meets in executive session and adjusts base salary levels, cash bonus awards and determines the amount of any equity grants for each of our named executive officers. In making executive compensation recommendations, our CEO considers each named executive officer's performance during the year, the company's performance during the year, as well as comparable company compensation levels. While the Compensation Committee gives considerable weight to our CEO's recommendations on compensation matters, the Compensation Committee has the final decision-making authority on all executive compensation matters.

Role of External Advisors

        The Compensation Committee engaged Meridian Compensation Advisors in early 2017 to assist the Compensation Committee and Board of Directors in evaluating, designing and implementing compensation practices more in line with other public companies. In addition, the Nominating and Corporate Governance Committee retained Korn Ferry in 2017 to assist the committee in the search and evaluation of potential candidates for the Board of Directors. No other external advisors were engaged by the Board or any of its committees during the years ended December 31, 2016 or 2017.

Director Nominations Process

        The Nominating and Corporate Governance Committee may utilize a variety of methods for identifying potential nominees for directors, including considering potential candidates who come to their attention through current officers, directors, professional search firms or other persons. Once a potential nominee has been identified, the Nominating and Corporate Governance Committee evaluates whether the nominee has the appropriate skills and characteristics required to become a director in light of the then current make-up of the Board. This assessment includes an evaluation of the nominee's judgment and skills, such as experience at a strategy/policy setting level, financial sophistication, leadership and objectivity, all in the context of the perceived needs of the Board at that point in time. Our Board of Directors believes that at a minimum all members of the Board should have the highest professional and personal ethics and values. In addition, each member of the Board must be committed to increasing stockholder value and should have enough time to carry out his or her responsibilities as a member of the Board.

        Our Board monitors the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company's business and structure.

        Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Nominating and Corporate Governance Committee, c/o Secretary, P.O. Box 873, Midland, Texas 79702. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee assists our Board of Directors in overseeing (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor's qualifications and independence, and (iv) the performance of our internal auditors (or other personnel responsible for the internal audit function) and independent auditor. In so doing, it is the responsibility of the committee to maintain free and open communication between the directors, the independent auditor and our financial management. The committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The independent auditor reports directly to the committee.

        Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal control over financial reporting. Our independent auditor, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements.

        The committee's responsibility is to monitor and oversee these processes and the engagement, independence and performance of our independent auditor. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditor.

        The committee has met with our independent auditor and discussed the overall scope and plans for their audit. The committee met with the independent auditor to discuss matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by the statement on Auditing Standards No. 1301, as adopted by the Public Company Accounting Oversight Board.

        Our independent auditor also provided to the committee the written disclosures and the letter required by applicable standards of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the committee concerning independence, and the committee discussed with the independent auditor its independence. When considering the independence of Deloitte & Touche LLP, the committee considered the non-audit services provided to the Company by the independent auditor and concluded that such services are compatible with maintaining the auditor's independence.

        The committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2017 with management and Deloitte & Touche LLP. Based on the committee's review of the audited consolidated financial statements and the meetings and discussions with management and the independent auditors, and subject to the limitations on the committee's role and responsibilities referred to above and in the Audit Committee Charter, the committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K as filed with the SEC.

By the Audit Committee of the Board of Directors,
Steven Beal
Anthony Best
Alan E. Douglas
Jack B. Moore

Audit Fees

        The following table sets forth the fees incurred by us in fiscal years 2017 and 2016 for services performed by Deloitte & Touche LLP:

	2017	2016
Audit Fees(1)	$1,703,870	$1,474,626
Tax Fees(2)	70,220	40,560

Total Fees	$1,774,090	$1,515,186

(1)
Audit Fees include fees billed for professional services rendered for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports, consents and comfort letters provided in connection with the filing of registration statements, and other related services that are normally provided in connection with statutory and regulatory filings.

(2)
Tax fees consisted principally of fees for tax compliance and tax advice.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

        The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the Company's independent registered public accounting firm's audit fees, audit-related fees, tax fees and fees for other services. The Chairman of the Audit Committee has the authority to grant pre-approvals that are within the pre-approval policy and are presented to the Audit Committee at a subsequent meeting. For the year ended December 31, 2017, the Audit Committee approved 100% of the services described above under the captions "Audit Fees" and "Tax Fees."

 EXECUTIVE COMPENSATION

Summary of Compensation Practices

Overview

        This summary of our compensation practices describes the material elements of compensation awarded to, earned by, or paid to each of ProPetro's named executive officers (the "Named Executive Officers") during the last completed fiscal year. Although we qualify as an "emerging growth company" pursuant to the provision of the Jumpstart Our Business Startups Act of 2012, we have chosen to provide more fulsome disclosure of our compensation practices than required for an emerging growth company in order to provide a better understanding of our overall compensation practices.

Named Executive Officers for 2017

        For the year ended December 31, 2017, our Named Executive Officers consisted of the following:

Dale Redman	Chief Executive Officer
Jeffrey Smith	Chief Financial Officer
David Sledge	Chief Operating Officer
Ian Denholm	Chief Accounting Officer
Mark Howell	General Counsel and Corporate Secretary

Compensation Philosophy and Overview

        Our executive compensation program is designed to attract, motivate and retain the management talent that we believe is necessary to achieve our financial and strategic goals. Further, we believe that our executive compensation program should be appropriately tailored to balance short term compensation with intermediate and long term compensation that appropriately aligns the interests of our executives with the interests of our shareholders. In establishing and evaluating our executive compensation programs, the Compensation Committee strives to achieve total compensation for our executives that reflects their individual contributions to the company, as well as their contributions to our overall success as part of the management team.

Design and Implementation

        Prior to 2017, we operated as a private company. As we began preparations for our initial public offering, the Board of Directors commenced the process of designing a compensation program more in line with a traditional public company compensation structure. Accordingly, our Compensation Committee redesigned our executive compensation program in 2017 around three principal elements:

  •
  Annual Base Salary.  Annual base salary is the fixed cash component of our compensation program that we use to attract and retain executives intended to be competitive with our peer group.

  •
  Annual Cash Incentives Awards.  Annual cash incentive awards provide our executives the opportunity to earn an annual cash payment based on the performance of the company as a whole, as well as the individual performance of each executive. Commencing in 2018, annual cash incentive awards are primarily based on the company's performance relative to metrics established by the Compensation Committee.

  •
  Long-Term Equity Incentives.  Long term incentive awards consist of time-based restricted stock units and/or stock options, as well as performance share units that will vest only if our total shareholder return outperforms the return of other companies in a peer group.

Compensation Benchmarking and Compensation Consultant

        As part of its evaluation of the company's executive compensation practices, the Compensation Committee performs an annual review of executive compensation and makes decisions on each component thereof in order to ensure that individual compensation is aligned with an officer's responsibilities, experience and contributions to the company, with target total compensation positioned within competitive market practices. In establishing a compensation structure more in line with public company practices, the Compensation Committee engaged Meridian Compensation Partners, LLC ("Meridian"), an independent executive compensation advisory firm, in January 2017, to advise the Compensation Committee on executive compensation matters. In 2017, Meridian assisted the Committee with a review of all elements of executive compensation, establishing a peer group of companies in the oilfield services industry to use in benchmarking pay levels and pay practices (as detailed below, the "2017 Compensation Peer Group"), an assessment of competitive pay levels and incentive plan design. The 2017 Compensation Peer Group was comprised of the following 15 companies:

Basic Energy Services, Inc.	C&J Energy Services, Inc.	CARBO Ceramics Inc.
Independence Contract Drilling, Inc.	Keane Group, Inc.	Key Energy Services, Inc.
Mammoth Energy Services, Inc.	Newpark Resources, Inc.	Parker Drilling Company
Patterson-UTI Energy Inc.	Pioneer Energy Services Corp.	RPC, Inc.
Smart Sand, Inc.	Tesco Corp.	TETRA Technologies Inc.

        As discussed below, following the assessment of market practices and competitive pay levels for the Named Executive Officers, the Compensation Committee began making adjustments to our executive compensation program in 2017 in order to better align our compensation practices with public company compensation practices.

Elements of Compensation

Base Salary

        As part of our executive compensation program, we pay a base salary to each of our executives in order to provide a consistent, minimum level of pay that is sufficient to allow us to attract and retain executives with the appropriate skills and experience for their positions.

        In connection with the January 2017 benchmarking analysis conducted by Meridian, and effective as of June 1, 2017, the Compensation Committee adjusted the annual base salaries for Messrs. Redman, Smith and Sledge from $250,000 each to $650,000, $500,000 and $425,000, respectively. Mr. Howell's annual base salary was set at $250,000 upon joining ProPetro in March of 2017, and Mr. Denholm's annual base salary was increased from $160,000 to $192,000 upon promotion to the position of Chief Accounting Officer in August of 2017. In April 2018, the Compensation Committee established base salaries for Messrs. Redman, Smith, Sledge, Denholm and Howell of $700,000, $500,000, $425,000, $225,000 and $300,000. The Compensation Committee intends to monitor and adjust salaries for our Named Executive Officers over time as necessary to remain competitive with market rates for officers at similarly sized public companies.

Annual Cash Incentive Awards

        Annual cash incentive awards are designed to provide participants with the opportunity to earn an annual cash payment based on the company's overall performance and each officer's individual contributions to our success. For 2017, each of the Named Executive Officers received a discretionary bonus payment, determined by the Compensation Committee with input from the CEO (except with respect to his own compensation). In determining bonus amounts, the Compensation Committee considered the Company's financial results and overall performance during the year, including the achievement of record revenue for the year, the successful completion of our initial public offering, the delivery and deployment of six additional pressure pumping units, additional cementing units and a coiled tubing unit, as well as the individual contributions of each of our officers in assisting the company in the transition from a private company to a public company. Further, in determining the appropriate cash incentive to be awarded to each officer, the Compensation Committee considered the annual cash incentive awards targeted for officers in similar positions within the 2017 Compensation Peer Group. In March of 2018, the Compensation Committee evaluated the 2017 performance of each Named Executive Officer and authorized cash incentive awards to Messrs. Redman, Smith, Sledge, Denholm and Howell in the amounts of $780,000, $500,000, $500,000, $136,400 and $175,000, respectively.

        With respect to 2018, the Compensation Committee has adopted a set of performance metrics that will be used to measure performance and determine the annual incentive for each of our Named Executive Officers. Under this approach, the Compensation Committee established financial and non-financial goals that are important to the ongoing success of the company and will drive desired short-term business performance by focusing executives on key objectives that position the Company for sustained growth. Further, the Compensation Committee believes that the metrics established for 2018 are closely aligned with the metrics that the market uses to evaluate the company's performance.

        Under the 2018 annual incentive program, 80% of each Named Executive Officer's annual bonus will be based on the achievement of the following performance measures:

Objective Incentive Compensation Component	Weighting
Adjusted EBITDA per Share	40%
Year-End Net Debt to Adjusted EBITDA Ratio	20%
Safety—Total Recordable Incident Rate (TRIR)	20%

        Performance goals and corresponding payouts were established for threshold, target and maximum performance levels.

        The remaining 20% of the annual incentive will be based upon attainment of individual development and operational performance goals. With respect to such goals, the Compensation Committee will evaluate performance factors not included in the objective incentive compensation component, focused on the individual contributions of our Named Executive Officers, productivity, the Named Executive Officers' evaluation of strategic growth opportunities and operational efficiency. The actual cash incentive award to be received by each Named Executive Officer for 2018 performance will be based on the achievement of the performance metrics set forth above and the officer's target bonus for 2018. In April 2018, the Compensation Committee established target bonuses for each of Messrs. Redman, Smith, Sledge, Denholm and Howell of $700,000, $375,000, $425,000, $112,500, and $200,000, respectively.

2017 Bonuses Tied to Initial Public Offering

        In addition to the annual cash incentive award program described above, in April 2017, the Board of Directors awarded a one-time cash bonus to each of Messrs. Redman, Smith and Sledge of $125,000, $75,000 and $435,000, respectively, associated with the successful completion of our initial public offering. In March 2017, Mr.Denholm received a bonus payment of $171,127 in recognition of his extensive contributions in connection with the successful completion of our initial public offering.

Long-Term Incentive Awards

        In connection with our initial public offering, the Board of Directors adopted the 2017 Incentive Award Plan in order to facilitate the grant of equity incentives to directors, employees (including the Named Executive Officers) and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain the services of these individuals, which is essential to our long-term success. In order to further align the interests of our Named Executive Officers with shareholders, the Compensation Committee granted a combination of time-based and performance-based equity awards to Named Executive Officers in 2017. For each Named Executive Officer other than Mr. Denholm, the Compensation Committee awarded 50% of the value of each Named Executive Officer's long-term incentive awards in the form of restricted stock units (RSUs) that vest in three substantially equal annual installments commencing on the first anniversary of the grant date, subject to the Named Executive Officer's continued employment, and the remaining 50% of the value of each Named Executive Officer's long-term incentive awards in the form of performance share units (PSUs) that vest, if earned, following the completion of the applicable performance period subject to the Named Executive Officer's continued employment. With respect to Mr. Denholm, the Compensation Committee awarded 100% of the value of his long-term incentive award in the form of RSUs that vest in three substantially equal annual installments commencing on the first anniversary of the grant date, subject to his continued employment. Following his appointment to the role of Chief Accounting Officer in August 2017, Mr. Denholm is expected to receive future equity awards in accordance with the Compensation Committee's then-current practices with respect to other Named Executive Officers.

        PSUs vest following the completion of a designated performance period and provide the recipient with the opportunity to earn shares of common stock. For the 2017 award, the Compensation Committee chose to use one performance measure—total shareholder return (TSR), as compared to the TSR of a designated peer group of companies—to determine payouts. For purposes of the 2017 PSU awards, recipients of performance share units may earn between 0% and 200% of the target number of shares based on ProPetro's TSR, as indicated in the following table. If performance falls between the specified performance levels, payouts will be determined via straight-line interpolation.

Performance Level	Payout (as a % of Target Number of PSUs Granted)
Threshold	50%
Target	100%
Maximum	200%

        The performance period for the 2017 PSU awards commenced on the date of our initial public offering (March 17, 2017) and ends on December 31, 2019. The 2017 performance peer group is comprised of the following 11 companies:

Basic Energy Services	C&J Energy Services	Calfrac Well Services
Keane Group Inc.	Mammoth Energy Services, Inc.	Patterson-UTI Energy, Inc.
Pioneer Energy Services Corp.	RPC Inc.	STEP Energy Services
Superior Energy Services, Inc.	Trican Well Service

        Accordingly, in June 2017, we made awards of RSUs and PSUs to our Named Executive Officers as follows.

Name	Number of RSUs	Number of PSUs
Dale Redman	72,569	72,569
Jeffrey Smith	27,214	27,214
David Sledge	27,214	27,214
Ian Denholm	4,064	—
Mark Howell	18,143	18,143

2017 Stock Option Grants

        In connection with our initial public offering, we made a one-time grant of time-based stock options to certain key employees at an exercise price equal to the initial public offering price of our common stock. In connection with this grant, Messrs. Redman, Smith, Sledge, Denholm and Howell received 119,988, 119,988, 119,988, 21,750, and 21,750 options, respectively. The stock options will vest in four equal annual installments commencing the first anniversary of the grant date, March 16, 2017, subject to the Named Executive Officer's continued employment, and will expire upon the tenth anniversary of the date of grant.

Accelerated Vesting and Equity Cancellation in Connection with Initial Public Offering

        On July 19, 2016, we granted stock options to Messrs. Redman, Smith and Sledge pursuant to our 2013 Stock Option Plan. These 2016 options were primarily granted in order to prevent the equity ownership of the Messrs. Redman, Smith and Sledge from being diluted as a result of Energy Capital Partners' equity contribution to the company on June 8, 2016. The options were also granted to reward these officers' contributions to the company and expected future contributions. In connection with our initial public offering, we fully accelerated the vesting of the unvested portion of Messrs. Redman, Smith and Sledge's 2016 options. In connection with the acceleration of vesting for the 2016 options, the Summary Compensation Table reflects an additional $4,714,476, $2,923,130, and $2,171,576 for Messrs. Redman, Smith and Sledge, respectively.

        In connection with our initial public offering, we also cancelled, as of the consummation of the initial public offering, 372,335 restricted stock units held by Mr. Redman and 26,943 options held by Mr. Denholm. Pursuant to the terms of such cancellations, Mr. Redman received 372,335 shares of our common stock on March 22, 2018, and Mr. Denholm received $135,253 on March 22, 2018 and will be eligible to receive an additional $135,253 on March 22, 2019, subject to his continuous employment through such date.

Summary Compensation Table

        The following table summarizes the compensation provided by us to our Named Executive Officers for the fiscal years ended December 31, 2016 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Dale Redman	2017	465,385	905,000	1,740,194	5,116,436	10,800	8,237,815
Chief Executive Officer	2016	250,000	750,000	—	885,478	10,800	1,896,278
	2015	250,000	—	—	—	10,800	260,800
Jeffrey Smith	2017	384,615	575,000	652,592	3,325,090	10,800	4,948,097
Chief Financial Officer	2016	250,000	500,000	—	549,028	10,800	1,309,828
	2015	250,000	—	—	—	10,800	260,800
David Sledge	2017	344,231	935,000	652,592	2,573,526	10,800	4,516,159
Chief Operating Officer	2016	250,000	500,000	—	407,869	10,800	1,168,669
	2015	250,000	—	—	—	10,800	260,800
Ian Denholm	2017	162,058	307,527	53,848	72,863	—	596,296
Chief Accounting Officer
Mark Howell	2017	197,116	175,000	435,069	72,863	28,626	908,674
General Counsel and Corporate Secretary

(1)
Reflects grant date fair value of stock awards and option awards granted in 2017 and incremental fair value of option awards modified in 2017, in each case as computed in accordance with FASB ASC Topic 718. For information regarding assumptions underlying the valuation of equity awards, see Note 14 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. If the maximum payout were to be achieved with respect to the performance stock unit awards, the grant date value of such awards for Messrs. Redman, Smith, Sledge and Howell would be equal to $1,557,330, $584,012, $584,012 and $389,348, respectively

(2)
With respect to Messrs. Redman, Smith and Sledge, reflects amounts received pursuant to our Vehicle Allowance Program. With respect to Mr. Howell, reflects the reimbursement of expenses incurred by Mr. Howell in relocating from Indianapolis, Indiana to Midland, Texas.

Grant of Plan-Based Awards

			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)
						All Other Stock Awards: Number of Shares of Stock (#)		Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date		Threshold (#)	Target (#)	Maximum (#)
Dale Redman	3/8/2017	(1)	—	—	—	—	401,232	$2.25	4,714,476
	3/16/2017	(2)	—	—	—	—	119,988	$14.00	401,960
	6/5/2017	(3)	—	—	—	72,569	—	—	961,539
	6/5/2017	(4)	36,284	72,569	145,138	—	—	—	778,665
Jeffrey Smith	3/8/2017	(1)	—	—	—	—	248,777	$2.25	2,923,130
	3/16/2017	(2)	—	—	—	—	119,988	$14.00	401,960
	6/5/2017	(3)	—	—	—	27,214	—	—	360,586
	6/5/2017	(4)	13,607	27,214	54,428	—	—	—	292,006
David Sledge	3/8/2017	(1)	—	—	—	—	184,815	$2.25	2,171,576
	3/16/2017	(2)	—	—	—	—	119,988	$14.00	401,960
	6/5/2017	(3)	—	—	—	27,214	—	—	360,586
	6/5/2017	(4)	13,607	27,214	54,428	—	—	—	292,006
Ian Denholm	3/16/2017	(2)	—	—	—	—	21,750	$14.00	72,863
	6/5/2017	(3)	—	—	—	4,064	—	—	53,848
	6/5/2017	(4)	—	—	—	—	—	—	—
Mark Howell	3/16/2017	(2)	—	—	—	—	21,750	$14.00	72,863
	6/5/2017	(3)	—	—	—	18,143	—	—	240,395
	6/5/2017	(4)	9,071	18,143	36,286	—	—	—	194,674

(1)
Reflects option awards the vesting of which was accelerated on March 8, 2017 in connection with our initial public offering.

(2)
Reflects option awards that vest in four substantially equal installments commencing on the anniversary of the grant date.

(3)
Reflects RSUs that vest in three substantially equal installments commencing on the first anniversary of the grant date.

(4)
Reflects performance stock units (PSUs) that may vest, if at all, based on the performance of the company's stock relative to a peer group from the date of our initial public offering through December 31, 2019. PSUs provide the recipient with the opportunity to earn a number of shares of stock between 0% and 200% of the number of shares granted.

(5)
Reflects grant date fair value of stock and option awards or, in the case of the option awards for which vesting was accelerated for Messrs. Redman, Smith and Sledge, incremental fair value on the date of modification, in each case computed in accordance with FASB ASC Topic 718. For information regarding assumptions underlying the valuation of equity awards, see Note 14 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Employment Agreements

        We are party to employment agreements with each of Messrs. Redman, Smith, Sledge, and Howell, providing for their respective positions as Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and General Counsel and Corporate Secretary. We have not entered into an employment agreement with Mr. Denholm. The employment agreements provide for an initial two-year term with an automatic renewal for successive one year terms unless either party gives notice of non-extension to the other no later than 90 days prior to the expiration of the then-applicable term.

        For Messrs. Redman, Smith and Sledge, the employment agreements provide that such executive will be eligible to receive an annual cash bonus in an amount up to 50% of the executive's annual base salary, based upon individual and Company annual performance targets established by the Board in its sole discretion. Mr. Howell's employment agreement provides that he will be eligible to receive an annual cash bonus in an amount commensurate with other public company executive officers, based upon individual and company annual performance targets established by the Board of Directors in its sole discretion, and equity awards on a basis commensurate with other public company executive officers. In addition, Mr. Howell's employment agreement provided for a reimbursement for all reasonable expenses that he incurred in connection with his relocation to the Midland, Texas area.

        Pursuant to the employment agreements, upon termination of employment by the Company without Cause or by the executive for Good Reason, each executive will receive the sum of his then current annual base salary and his annual bonus for the immediately preceding calendar year, payable over the year following termination, as well as subsidized COBRA premiums for such period. Each executive will be required to execute a release of claims in favor of the Company in order to receive his severance benefits.

        "Cause" is defined in the employment agreements as (i) the executive's willful failure to substantially perform his duties, (ii) the executive's willful failure to carry out, or comply with, in any material respect any lawful directive of our board of directors, (iii) the executive's commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, a plea of no contest, plea of nolo contendere or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) the executive's unlawful use (including being under the influence) or possession of illegal drugs on the Company's premises or while performing the executive's duties and responsibilities; (v) the executive's commission at any time of any act of fraud, embezzlement, misappropriation, misconduct, conversion of assets of the Company or breach of fiduciary duty against the Company or (vi) the executive's material breach of the employment agreement or any other agreement with the Company, subject to certain procedural requirements.

        "Good Reason" is defined in the employment agreements as (i) a material diminution in the executive's authority, duties or responsibilities, (ii) a material diminution in base compensation or (iii) any other action or inaction that constitutes a material breach of the employment agreement by the Company, in each case subject to certain procedural requirements.

        The agreements contain noncompetition covenants that apply through one year following termination of employment and nonsolicitation covenants that apply through three years following termination of employment.

Base Salaries

        Each of our Named Executive Officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive's skill set, experience, role and responsibilities. Prior to our initial public offering, each of Messrs. Redman, Smith, Sledge and Howell's salaries were established at $250,000. In June 2017, the Compensation Committee increased the annual base salaries payable to Messrs. Redman, Smith and Sledge to $650,000, $500,000 and $425,000, respectively in order to more appropriately reflect salaries for similar positions at other public companies. Mr. Denholm's annual base salary was increased to $192,000 from $160,000 upon promotion to the position of Chief Accounting Officer in August of 2017.

Bonuses

        For 2016 and 2017, each of the Named Executive Officers received discretionary bonus payments, determined by our Board of Directors and Compensation Committee, respectively. In determining bonus amounts, the Board of Directors and Compensation Committee considered our performance during the fiscal year, with 2017 bonuses based on a number of significant achievements including record revenue, substantial fleet growth, and the success of our initial public offering.

Retirement Plans

        We currently maintain a 401(k) retirement savings plan for our employees who satisfy certain eligibility requirements. Our Named Executive Officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees, but currently do not participate in the 401(k) plan. The Internal Revenue Code, or the Code, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions and we may make certain discretionary profit sharing contributions. Both the matching contributions and the profit sharing contributions vest in equal installments over five years of service, with full vesting on retirement, death or disability. We believe that offering a vehicle for tax-deferred retirement savings through our 401(k) plan, and making matching contributions and profit sharing contributions that vest over time, add to the overall desirability of our executive compensation package and further incentivize our employees in accordance with our compensation policies. We do not maintain any defined benefit pension plans or deferred compensation plans.

Employee Benefits and Perquisites

        Health/Welfare Plans.    All of our full-time employees, including our Named Executive Officers, are eligible to participate in our health and welfare plans, including:

  •
  medical, dental and vision benefits;

  •
  medical and dependent care flexible spending accounts;

  •
  short-term and long-term disability insurance; and

  •
  life insurance.

        Vehicle Allowance Program.    In addition, Messrs. Redman, Smith and Sledge each participate in a vehicle allowance program.

        We believe the benefits and perquisites described above are necessary and appropriate to provide a competitive compensation package to our Named Executive Officers.

No Tax Gross-Ups

        We do not make gross-up payments to cover our Named Executive Officers' personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Outstanding Equity Awards for Year Ended December 31, 2017

        The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each Named Executive Officer as of December 31, 2017.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)(3)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)(5)
Dale Redman	699,852	(1)	—		$3.96	6/14/2023	—	—	—	—
	501,540	(2)	—		$2.25	7/19/2026	—	—	—	—
	—		119,988		$14.00	3/16/2027	—	—	—	—
	—			$		—	72,569	1,462,991	—	—
	—		—		$—	—	—	—	72,569	1,462,991
Jeffrey Smith	699,852	(1)	—		$3.96	6/14/2023	—	—	—	—
	310,971	(2)	—		$2.25	7/19/2026	—	—	—	—
	—		119,988		$14.00	3/16/2027	—	—	—	—
	—		—		$—	—	27,214	548,634	—	—
	—		—		$—	—	—	—	27,214	548,634
David Sledge	586,755	(1)	—		$3.96	6/14/2023	—	—	—	—
	231,019	(2)	—		$2.25	7/19/2026	—	—	—	—
	—		119,988		$14.00	3/16/2027	—	—	—	—
	—		—		$—	—	27,214	548,634	—	—
	—		—		$—	—	—	—	27,214	548,634
Ian Denholm	—		21,750		$14.00	3/16/2027	—	—	—	—
	—		—		$—	—	4,064	81,930	—	—
Mark Howell	—		21,750		$14.00	3/16/2017	—	—	—	—
	—		—		$—	—	18,143	365,763	—	—
	—		—		$—	—	—	—	18,143	365,763

(1)
On June 14, 2013, Messrs. Redman, Smith and Sledge were each granted 699,852 options to purchase our common stock that vested in equal annual installments on June 14, 2014, June 14, 2015, June 14, 2016 and June 14, 2017. Mr. Sledge cashlessly exercised a portion of such options.

(2)
On July 19, 2016, Messrs. Redman, Smith and Sledge were granted 501,540, 310,971 and 231,019 options to purchase our common stock, respectively, that were originally scheduled to vest in equal installments December 31, 2016, June 30, 2017, December 31, 2017, June 30, 2018, and December 30, 2018. However, in connection with our initial public offering, we fully accelerated the vesting of the unvested portions of these options.

(3)
Reflects option awards granted in connection with our initial public offering on March 16, 2017. Such awards vest in four substantially equal annual installments commencing on the first anniversary of the grant date.

(4)
Reflects RSU awards granted on June 5, 2017. Such awards vest in three substantially equal installments commencing on the first anniversary of the grant date.

(5)
Market values reflect the closing price of our common stock on December 29, 2017, equal to $20.16 per share.

(6)
Reflects target amount of PSUs granted on June 5, 2017. Such awards may vest, if at all, based on the performance of the company's stock relative to a peer group from the date of our initial public offering through December 31, 2019. Performance stock units provide the recipient to earn a number of shares of stock between 0% and 200% of the number of shares granted.

2017 Option Exercises and Stock Vested

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dale Redman	—		—	—	—
Jeffrey Smith	—		—	—	—
David Sledge	113,097	(1)	1,135,493	—	—
Ian Denholm	26,943	(2)	270,506	—	—
Mark Howell	—		—	—	—

(1)
In connection with our initial public offering, Mr. Sledge cashlessly exercised certain of his options. Following exercise, Mr. Sledge received a net number of shares of our common stock equal to 81,106.

(2)
In connection with our initial public offering, we cancelled, as of the consummation of the initial public offering, 26,943 options held by Mr. Denholm. Pursuant to the terms of such cancellations, Mr. Denholm received $135,253 on March 22, 2018 and will be eligible to receive an additional $135,253 on March 22, 2019, subject to his continuous employment through such date. The $270,506 amount shown in the table represents the sum of these amounts.

Pension Benefits

        We do not sponsor any qualified or non-qualified defined benefit pension plans.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Dale Redman(1)	—	5,212,970	(2)	2,293,304	—	7,506,274	(3)
Jeffrey Smith	—	—		—	—	—
David Sledge	—	—		—	—
Ian Denholm	—	—		—	—
Mark Howell	—	—		—	—

(1)
In connection with our initial public offering, we cancelled, as of the consummation of the initial public offering, 372,335 restricted stock units held by Mr. Redman. Pursuant to the terms of such cancellations, Mr. Redman received 372,335 shares of our common stock on March 22, 2018.

(2)
Amount reflects value of a share of our common stock on the consummation of our initial public offering, or $14.00.

(3)
Amount reflects value of a share of our common stock on December 29, 2017, or $20.16.

Director Compensation

        Our employee directors and directors affiliated with Energy Capital Partners are not separately compensated for their service as a director. We have adopted a non-employee director compensation policy applicable to our non-employee directors who are not affiliated with Energy Capital Partners. Under this policy, each eligible non-employee director receives an annual cash retainer of $55,000. Further, the Chairperson of the Board receives an additional annual cash retainer of $15,000, and the

Chairpersons of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receives an annual retainer of $15,000, $10,000, and $10,000, respectively. Also, pursuant to the non-employee director compensation policy, each director is eligible to receive an annual grant of restricted stock units with a grant date fair value of $100,000, pro-rated for directors who join during the year. Director awards of restricted stock units vest in full on the earliest to occur of the first anniversary of the grant date, the day immediately preceding the first annual meeting of stockholders following the grant date, and the occurrence of a Change in Control, subject to continuous service through the applicable vesting date. The members of the Board are entitled to reimbursement of expenses incurred in connection with attendance at Board and committee meetings in accordance with Company policy.

        In connection with our initial public offering, we adopted a non-employee director stock ownership policy that is applicable to all of our eligible non-employee directors who are not affiliates of Energy Capital Partners. Pursuant to this policy, each eligible non-employee director who is not an affiliate of Energy Capital Partners is encouraged to hold, on and following the later of the fifth anniversary of (i) the closing of our initial public offering and (ii) the non-employee director's election or appointment to the Board, shares of our common stock (valued based on the closing price of our common stock) with a value equal to or in excess of 300% of the non-employee director's annual cash retainer, as such threshold may be amended by our Nominating and Corporate Governance Committee from time to time.

        The following table summarizes the annual compensation for our non-employee directors during 2017.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)		Total ($)
Spencer Armour	90,000	100,114	435,000	(3)	625,114
Steven Beal	51,993	100,114	—		152,107
Anthony Best(4)	—	—	—		—
Pryor Blackwell	4,633	—	—		54,223
Schuyler Coppedge(5)	—	—	—		—
Alan Douglas	43,546	100,114	—		143,660
Peter Labbat(5)	—	—	—		—
Jack Moore	52,090	100,114	—		152,204
Matt Himler(5)	—	—	—		—
Francesco Ciabatti(5)	—	—	—		—

(1)
Reflects retainer payments made pursuant to the Non-Employee Director Compensation Policy. With respect to Mr. Armour, includes retainer payments of $30,000 earned prior to the effective date of our Non-Employee Director Compensation Policy.

(2)
Reflects grant date fair value of restricted stock unit award on the date of grant computed in accordance with FASB ASC Topic 718. For information regarding assumptions underlying the valuation of equity awards, see Note 14 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

  The following table sets forth the aggregate number of stock awards and the aggregate number of option awards held by each of our non-employee directors on December 31, 2017.

Name	Aggregate Number of Stock Awards (#)	Aggregate Number of Stock Options (#)
Spencer Armour	7,558	817,774
Steven Beal	7,558	—
Pryor Blackwell	—	—
Schuyler Coppedge	—	—
Alan Douglas	7,558	—
Peter Labbat	—	—
Jack Moore	7,558	—
Matt Himler	—	—
Francesco Ciabatti	—	—
(3)
Reflects discretionary bonus paid to Mr. Armour for his assistance with our initial public offering.

(4)
Mr. Best began his service as a director on January 29, 2018 and did not receive any compensation from us during 2017.

(5)
Messrs. Ciabatti, Coppedge, Himler and Labbat are affiliated with Energy Capital Partners and are not separately compensated for their service as a director. Mr. Ciabatti resigned as a director effective as of April 4, 2017. Mr. Hilmer resigned as a director effective as of January 29, 2018.

 OTHER INFORMATION

Principal Stockholders

        The following table presents certain information as of April 4, 2018, based on 83,412,189 shares of common stock outstanding as of such date, as to:

  •
  each stockholder known by us to be the beneficial owner of more than five percent of our outstanding shares of common stock,

  •
  each director and director nominee,

  •
  each named executive officer, and

  •
  all current directors and executive officers as a group.

	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number	Percentage
5% Stockholders
Energy Capital Partners(2)	20,727,928	24.8%
The Vanguard Group(3)	6,890,118	8.3%
BlackRock, Inc.(4)	5,628,629	6.8%
Wellington Management Group LLP(5)	4,503,300	5.4%
Directors and Named Executive Officers(6)
Dale Redman	1,704,862	2.0%
Jeffrey Smith	1,057,722	1.3%
David Sledge	817,774	*
Ian Denholm	5,437	*
Mark Howell	5,437	*
Spencer D. Armour	817,774	*
Steven Beal	15,000	*
Anthony Best	—	*
Pryor Blackwell	14,784	*
Schuyler Coppedge	—	*
Alan Douglas	—	*
Peter Labbat	—	*
Jack Moore	—	*
All Directors, Director Nominees and Executive Officers as a group (13 persons)	4,438,790	5.0%

*
Less than 1%.

(1)
Unless otherwise indicated, the address for each beneficial owners in this table is c/o ProPetro Holding Corp., 1706 S. Midkiff, Bldg. B, Midland, Texas 79701.

(2)
Based on a Schedule 13G filed on February 12, 2018. Includes (i) 310,422 shares held by Energy Capital Partners II, LP ("ECP II"), (ii) 10,111,599 shares held by Energy Capital Partners II-A, LP ("ECP II-A"), (iii) 2,117,308 shares held by Energy Capital Partners II-B, LP ("ECP II-B"), (iv) 3,719,251 shares held by Energy Capital Partners II-C (Direct IP), LP ("ECP II-C"), (v) 2,492,098 shares held by Energy Capital Partners II-D, LP ("ECP II-D"), and (vi) 1,977,250 shares held by Energy Capital Partners II (Midland Co-Invest), LP ("ECP Co-Invest"). Each of ECP II, ECP II-A, ECP II-B, ECP II-C and ECP II-D is managed by its general partner, Energy Capital Partners GP II, LP. Energy Capital Partners GP II, LP is managed by its general partner,

  Energy Capital Partners II, LLC ("Energy Capital Partners"). As a result, each of Energy Capital Partners GP II, LP and Energy Capital Partners may be deemed to share beneficial ownership of the shares held by ECP II, ECP II-A, ECP II-B, ECP II-C and ECP II-D. ECP Co-Invest is managed by its general partner, Energy Capital Partners GP II Co-Investment (Midland), LLC, which is managed by its sole member, Energy Capital Partners. Douglas W. Kimmelman, Peter Labbat, Thomas K. Lane, Tyler Reeder and Andrew D. Singer are the managing members of, and Rahman D'Argenio and Schuyler E. Coppedge are partners of, Energy Capital Partners and share the power to direct the voting and disposition of the shares beneficially owned by Energy Capital Partners. Each such individual disclaims beneficial ownership of such shares. The address for Energy Capital Partners and each of the other persons and entities in this footnote is 51 John F. Kennedy Parkway, Suite 200, Short Hills, New Jersey 07078.

(3)
Based on a Schedule 13G Filed on February 9, 2018. Represents (i) 3,400 shares over which The Vanguard Group has shared voting power, and (ii) 94,100 over which The Vanguard Group has shared dispositive power. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 90,700 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 7,582 shares as a result of its serving as investment manager of Australian investment offerings. The address for these entities is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Based on a Schedule 13G filed on February 1, 2018. Represents shares of our common stock held by BlackRock, Inc. and certain of its affiliates, referred to as BlackRock. BlackRock has sole voting power over 5,448,496 shares and sole dispositive power over 5,628,629 shares. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

(5)
Based on a Schedule 13G filed on February 8, 2018. Includes 4,503,300 shares owned beneficially by Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP, and 4,432,559 owned beneficially by Wellington Management Company LLP. These securities are owned of record by clients of the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP. The address for Wellington is 280 Congress Street, Boston, MA 02210.

(6)
For each officer and director, includes shares of common stock that are issuable pursuant to options that are currently exercisable or exercisable within 60 days.

Executive Officers

        Our executive officers serve at the direction of our Board of Directors. All of our executive officers are listed in the following table, and certain information concerning those officers, except for Mr. Redman, who is a member of the Board of Directors, follows the table:

Name	Age	Position with ProPetro Holding Corp.
Dale Redman	57	Chief Executive Officer and Director
Jeffrey Smith	58	Chief Financial Officer
David Sledge	61	Chief Operating Officer
Ian Denholm	30	Chief Accounting Officer
Mark Howell	39	General Counsel and Corporate Secretary

Jeffrey Smith

        Jeffrey Smith is a co-founder of ProPetro and has been our Chief Financial Officer since 2005. Mr. Smith has over 33 years of accounting and financial experience. Prior to joining the Company, Mr. Smith served as President of Nittany Enterprises from 1991 to 2005, and before that Mr. Smith served as Chief Financial Officer for Southmark Commercial Management Inc., a national commercial real estate company. Mr. Smith is a licensed certified public accountant. Mr. Smith received a B.B.A. in Finance from Penn State University and a M.B.A. from the University of Michigan.

David Sledge

        David Sledge has served as our Chief Operating Officer since 2011. Mr. Sledge has over 37 years of experience in the energy services industry, Mr. Sledge currently serves on the Board of Directors for Comstock Resources, Inc. where he has served since 1996. Prior to joining ProPetro Mr. Sledge was Vice President—Drilling for Basic Energy Services from 2007 to 2009. Mr. Sledge was President and Chief Operating Officer of Sledge Drilling Corp., which was sold to Basic Energy Services in 2007. Mr. Sledge received a B.B.A. in Management from Baylor University.

Ian Denholm

        Ian Denholm has served as our Chief Accounting Officer since August 2017. Prior to his appointment, Mr. Denholm served as our Director of Finance, and served as Chief Financial Officer of Academy Drilling from 2011 until its acquisition by ProPetro. Mr. Denholm holds both a Bachelor's and Master's degree in Accounting from Texas Tech University.

Mark Howell

        Mark Howell has served as our General Counsel and Corporate Secretary since March 2017. Prior to joining ProPetro, Mr. Howell served Anthem, Inc. as Associate General Counsel—Corporate Securities and Finance from September 2015, and Vantage Drilling Company, an international oil and gas services company, in various legal roles from 2010 to 2015, including as General Counsel from 2014. Prior to joining Vantage, Mr. Howell worked as an attorney focused on corporate and securities law and oil and gas transactions at Burleson Cooke LLP and Andrews Kurth LLP. Mr. Howell holds a Doctorate of Jurisprudence from South Texas College of Law and a B.A. from the University of Texas.

Certain Relationships and Related Party Transactions

Related Party Transactions

        We lease our corporate offices from South Midkiff Partners LLC, an entity owned jointly by Dale Redman, David Sledge, Spencer Armour and Jeff Smith, pursuant to a five-year lease agreement with a five-year extension option requiring a base rent of $72,000 per year. We also lease five properties adjacent to the corporate office from South Midkiff Partners LLC with annual base rents of $30,000, $30,000, $90,000, $90,000 and $180,000.

        We paid Dale Redman, our Chief Executive Officer, $265,278 for the year ended December 31, 2017, for reimbursement of costs incurred through use of his aircraft.

        We rent certain flowback equipment from PD Properties, an entity jointly owned by Dale Redman, our Chief Executive Officer. For the year ended December 31, 2017, we paid $192,000 under this lease.

        We lease a property adjacent to our corporate headquarters from Industrial Loop Partners, LLC, an entity wholly owned by an affiliate of Bandera Ventures. For the year ended December 31, 2017, we paid $335,194 under the lease. The lease has a remaining term of approximately six years. Mr. Blackwell, one of our directors, through his approximately 33% interest in Bandera Ventures, may be deemed an indirect beneficiary of this lease.

        Jordan Frosch is a corporate sales manager for the company and the son-in-law of Dale Redman. Mr. Frosch received total compensation of approximately $438,212 for his services for the year ended December 31, 2017.

        In November 2017, we entered into a five-year extension to an existing sand supply agreement to provide Texas-sourced frac sand ("Texas sand"), which is in high demand from our customers. Texas sand provided under the supply agreement will primarily be sourced from a mine located on land owned by an oil and gas exploration company in which our Chief Executive Officer, Dale Redman, owns a 44% interest. Accordingly, Mr. Redman may be considered an indirect beneficiary of payments made under the lease between our supplier and the landowner. The supply agreement was negotiated by officers of the Company without the involvement of Mr. Redman, and reviewed and approved by the Audit Committee pursuant to its authority under our Related Party Transactions Policy. In considering the approval of the supply agreement, the Audit Committee retained independent legal and commercial expertise to assist in the evaluation of the agreement's commercial terms. Following its evaluation, the Audit Committee determined that the pricing and other provisions of the agreement reflected market terms, that the agreement reflected an arm's length negotiation, and that entry into the agreement was advisable and in the best interests of the Company. For the year ended December 31, 2017, the Company did not make any payments for Texas sand under the supply agreement.

Policies and Procedures for Related Party Transactions

        Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of such persons' immediate family members or affiliates, among others, in which the amount involved exceeds $120,000, must first be presented to our audit committee for review, consideration and approval. All of our directors and executive officers are required to report to the audit committee chair any such related person transaction. In approving or rejecting the proposed agreement, our audit committee shall consider the facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in arm's-length dealings with an unrelated third party, the extent of the related party's interest in the transaction and the conflicts of interest and corporate opportunity provisions of our certificate of incorporation. If we should discover related person transactions that have not been approved, the audit committee will be notified and will determine the appropriate action, including ratification, revision or termination of such transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

        To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2017, our officers, directors and greater than 10% beneficial owners timely filed all required Section 16(a) reports.

Other Matters

        A copy of our Annual Report on Form 10-K for the year ended December 31, 2017, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any stockholder of record on April 20, 2018 without charge by calling Investor Relations at (432) 688-0012 or writing to the address below:

ProPetro Holding Corp.
P.O. Box 873
Midland, Texas 79702

        A reasonable fee will be charged for copies of exhibits. You may also access our Annual Report on Form 10-K for the year ended December 31, 2017 and our other filings with the SEC at www.propetroservices.com.

        The persons designated to vote shares covered by our Board of Directors' proxies intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

Deadline for Receipt of Stockholder Proposals

        If you want to present a proposal from the floor at the 2019 annual meeting of stockholders or nominate a person for election to the Board at such meeting, you must give us written notice no later than the close of business on March 17, 2019 and no earlier than the opening of business on February 15, 2019, and follow the procedures outlined in our Bylaws. You may request a copy of the provisions of the Bylaws governing the requirements for notice at the below address. If the date of the 2019 annual meeting of stockholders is more or less than 30 days from June 15, 2019, the one year anniversary of the 2018 annual meeting of stockholders, your notice of a proposal will be timely if we receive it no earlier than the opening of business on the 120th day before the actual date of such meeting and no later than the later of (i) the close of business on the 90th day before the actual date of such meeting and (ii) the close of business on the tenth day following the date on which a written statement setting forth the date of such meeting was mailed to the stockholders or the date on which it is first disclosed to the public. SEC rules permit management to vote proxies in its discretion in certain cases if a stockholder does not comply with this deadline and, in certain other cases notwithstanding a stockholder's compliance with this deadline.

        If you wish to submit a proposal to be considered for inclusion in next year's proxy statement pursuant to Rule 14a-8 of the Exchange Act, you must submit the proposal so that it is received by December 31, 2018. If the date of the 2019 annual meeting of stockholders is more than 30 days from June 15, 2019, the one year anniversary date of the 2018 annual meeting of stockholders, a notice will be timely if we receive it a reasonable time before we begin to print and send our proxy materials for such meeting.

        In each case, your notice should be sent in writing to our Secretary at our principal executive offices at 1706 S. Midkiff, Bldg. B, Midland, Texas 79701.

Sincerely,

Mark Howell
 General Counsel and Corporate Secretary

April 26, 2018

PROPETRO HOLDING CORP. PROXY FOR ANNUAL MEETING TO BE HELD ON JUNE 15, 2018 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder hereby appoints each of Dale Redman and Jeffrey Smith as attorney and proxy for the undersigned, with the power to appoint his substitute, to represent and to vote all the shares of common stock of PROPETRO HOLDING CORP. (the “Company”), which the undersigned would be entitled to vote, at the Company’s Annual Meeting of Stockholders to be held at The Petroleum Museum of Midland, 1500 W. Interstate 20, Midland, TX 79701 on Friday, June 15, 2018 at 9:00 A.M. Central Time and at any postponements, continuations or adjournments thereof, (the “Annual Meeting”). In their discretion, the proxies are authorized to vote (i) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (ii) on any matter that the Board of Directors of the Company did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made and (iii) upon any other matter that may properly come before the Annual Meeting or any postponements, continuations or adjournments thereof. This proxy, when properly executed, will be voted in the manner directed on the reverse side by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” all nominees set forth in Proposal 1 and “FOR” PROPOSAL 2. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (IMPORTANT — This Proxy must be signed and dated on the reverse side.)  PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.  Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held June 15, 2018. The Proxy Statement and our 2018 Annual Report to Stockholders are available at: http://www.viewproxy.com/propetro/2018

Please mark your votes like this  The Board of Directors recommends a vote FOR all nominees in Proposal 1 and FOR Proposal 2. Vote on Proposals 1. Election of Directors 01 Dale Redman 02 Spencer D. Armour, III 03 Steven Beal 04 Anthony Best 05 Pryor Blackwell 2. To ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2018. FORAGAINSTABSTAIN Vote FOR all nominees (except as marked)  Vote WITHHELD from all nominees  06 Schuyler E. Coppedge 07 Alan E. Douglas 08 Peter Labbat 09 Jack B. Moore INSTRUCTION: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the space provided below. Date Signature(s) NOTE: Please mark, date and sign this proxy card and return it in the accompanying envelope. Please sign as your name appears hereon. If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority. Corporations please sign with full corporate name by a duly authorized officer and affix corporate seal. CONTROL NUMBER Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.)  Please indicate if you plan to attend this meeting   PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.  PROPETRO HOLDING CORP. As a shareholder of ProPetro Holding Corp., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on June 14, 2018. CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone INTERNET Vote Your Proxy on the Internet: Go to www.AALVote.com/PUMP Have your proxy card available when you access the above -website. Follow the prompts to vote your shares. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.  TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data)

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INFORMATION CONCERNING SOLICITATION AND VOTING
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON FRIDAY, JUNE 15, 2018
QUESTIONS AND ANSWERS
Proposal 1 ELECTION OF DIRECTORS
Nominees
Proposal 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CORPORATE GOVERNANCE
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION
OTHER INFORMATION